Exhibit 99.2
Exhibit 99.2

For Immediate News Release
July 23, 2014

AVALONBAY COMMUNITIES, INC. ANNOUNCES
SECOND QUARTER 2014 OPERATING RESULTS
AND UPDATES FULL YEAR 2014 FINANCIAL OUTLOOK

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today Net Income Attributable to Common Stockholders for the quarter ended June 30, 2014 of $158,086,000. This resulted in Earnings per Share – diluted (“EPS”) of $1.21 for the three months ended June 30, 2014, compared to EPS of $0.28 for the comparable period of 2013, an increase of 332.1%. For the six months ended June 30, 2014, EPS was $2.31 compared to EPS of $0.89 for the comparable period of 2013, an increase of 159.6%.

The increase in EPS for the three and six months ended June 30, 2014 over the respective prior year periods is due primarily to an increase in Net Operating Income (“NOI”) from newly developed and acquired communities, including those acquired as part of the Archstone acquisition, as described in the Company’s first quarter 2013 earnings release dated April 30, 2013, and a decrease in depreciation expense related to in-place leases acquired as part of the Archstone acquisition. The increase for the six months ended June 30, 2014 is also attributable to a decrease in expensed acquisition costs related to the Archstone acquisition.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended June 30, 2014 increased 10.3% to $1.71 from $1.55 for the comparable period of 2013. FFO per share for the six months ended June 30, 2014 increased 41.9% to $3.35 from $2.36 for the comparable period of 2013. FFO per share adjusted for non-routine items as detailed in Attachment 16 ("Core FFO" per share) increased by 4.9% to $1.70 and 11.0% to $3.32 for the three and six months ended June 30, 2014, respectively, over the prior year periods.

The following table compares the Company’s actual results for FFO per share and Core FFO per share for the quarter ended June 30, 2014 to its April 2014 outlook:

Second Quarter 2014 Results
Comparison to April 2014 Outlook

	Per Share
	FFO	Core FFO

Projected per share - April 2014 outlook (1)	$1.64	$1.66
Community NOI	0.05	0.05
JV income	0.05	0.01
Overhead and other	(0.03)	(0.02)
Q2 2014 per share reported results	$1.71	$1.70

(1) Represents the mid-point of the Company's April 2014 outlook.

Commenting on the Company’s results, Tim Naughton, Chairman and CEO, said, "Our results for the second quarter and year to date are consistent with our original outlook. We expect improving economic conditions will continue to support apartment fundamentals resulting in strong earnings growth for the balance of 2014 from our existing operating communities as well as our lease-up portfolio."

Operating Results for the Quarter Ended June 30, 2014 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $23,675,000, or 6.1%, to $413,806,000.  This increase is primarily due to current and stabilized development communities and growth in Established Community revenue noted below.

The Company updated its Established Communities portfolio, as of April 1, 2014, primarily to incorporate the stabilized assets acquired as part of the Archstone acquisition. The Company's Established Communities' operating results for the three months ended June 30, 2014 include most of the stabilized operating communities acquired as part of the Archstone acquisition.

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

For Established Communities as of April 1, 2014, which includes 51,524 apartment homes, Average Rental Rates increased by 3.2%, and were partially offset by a decrease in Economic Occupancy of 0.1%, resulting in an increase in rental revenue of 3.1%. Total revenue for Established Communities increased $9,814,000 to $329,993,000. Operating expenses for Established Communities increased $3,500,000, or 3.6%, to $99,990,000. Accordingly, NOI for Established Communities increased $6,314,000, or 2.8%, to $230,003,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the second quarter of 2014 compared to the second quarter of 2013:

Q2 2014 Compared to Q2 2013 (1)
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex	NOI	NOI (2)
New England	3.1%	(1.2)%	7.4%	(0.9)%	14.7%
Metro NY/NJ	2.9%	—%	7.9%	0.9%	25.8%
Mid-Atlantic	(1.6)%	(0.5)%	9.9%	(6.7)%	16.5%
Pacific NW	6.7%	(0.7)%	5.7%	5.9%	4.7%
No. California	7.1%	0.3%	(8.8)%	13.7%	19.8%
So. California	3.4%	0.2%	0.5%	5.0%	18.5%
Total	3.2%	(0.1)%	3.6%	2.8%	100.0%
(1) Results based upon revised Established Communities as of April 1, 2014, which includes 51,524 apartment homes.
(2) Total represents each region's % of total NOI from the Company, including discontinued operations.

Operating Results for the Six Months Ended June 30, 2014
Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $108,970,000, or 15.4%, to $814,460,000.  This increase is primarily attributable to communities acquired as part of the Archstone acquisition, new developments and growth in Established Community revenue noted below.

The Company's Established Communities' operating results for the six months ended June 30, 2014 do not include any impact from communities acquired as part of the Archstone acquisition.

For Established Communities, which includes 37,137 apartment homes as determined at January 1, 2014, Average Rental Rates increased by 4.1%, and were partially offset by a decrease in Economic Occupancy of 0.4%, resulting in an increase in rental revenue of 3.7%. Total revenue for Established Communities increased $17,041,000 to $479,923,000. Operating expenses for Established Communities increased $8,811,000, or 6.4%, to $146,043,000. Accordingly, NOI for Established Communities increased $8,230,000, or 2.5%, to $333,880,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the six months ended June 30, 2014 compared to the six months ended June 30, 2013:

YTD 2014 Compared to YTD 2013 (1)
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex	NOI	NOI (2)
New England	3.4%	(1.1)%	8.9%	(1.2)%	14.7%
Metro NY/NJ	3.4%	(0.1)%	7.3%	1.6%	25.8%
Mid-Atlantic	(0.1)%	(0.5)%	8.2%	(3.9)%	16.8%
Pacific NW	6.5%	(0.9)%	7.3%	4.8%	4.7%
No. California	7.6%	0.3%	2.5%	9.6%	19.4%
So. California	4.3%	(0.3)%	3.0%	4.5%	18.6%
Total	4.1%	(0.4)%	6.4%	2.5%	100.0%
(1) Results based upon Established Communities as of January 1, 2014, which includes 37,137 apartment homes.
(2) Total represents each region's % of total NOI from the Company, including discontinued operations.

Development Activity

During the three months ended June 30, 2014, the Company engaged in the following development activity:

The Company completed the development of three communities: AVA University District, located in Seattle, WA; Avalon Morrison Park, located in San Jose, CA; and Avalon Ossining, located in Ossining, NY. These three communities contain an aggregate of 701 apartment homes and were constructed for an aggregate Total Capital Cost of $191,100,000.

The Company started the construction of four communities: Avalon Irvine III, located in Irvine, CA; Avalon Dublin Station II, located in Dublin, CA; Avalon Huntington Beach, located in Huntington Beach, CA; and Avalon West Hollywood, located in West Hollywood, CA. These communities will contain 1,080 apartment homes when completed and will be developed for an estimated Total Capital Cost of $421,400,000.

The Company also acquired an interest in two land parcels for development, one of which was acquired through a joint venture in which the Company holds a 70% investment interest, for an aggregate investment of $32,175,000. The Company anticipates starting construction of apartment communities on both of these land parcels during the next 12 months.

The Company added one Development Right. If developed as expected, this Development Right will contain 439 apartment homes and will be developed for an estimated Total Capital Cost of $200,000,000.

Overall Development Rights declined from $3.6 billion at March 31, 2014 to $3.2 billion at June 30, 2014.

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

Redevelopment Activity

During the three months ended June 30, 2014, the Company started the redevelopment of two Eaves branded communities which contain an aggregate of 407 apartment homes and will be redeveloped for an aggregate Total Capital Cost of $14,800,000, excluding costs incurred prior to the redevelopment. The Company also completed the redevelopment of two AVA branded communities containing an aggregate of 832 apartment homes for an aggregate Total Capital Cost of $25,400,000, excluding costs incurred prior to the redevelopment.

Disposition Activity

During the three months ended June 30, 2014, the Company sold two wholly-owned communities. Oakwood Philadelphia, located in Philadelphia, PA, which was acquired as part of the Archstone acquisition in 2013, contains 80 homes, was sold for $28,875,000, and resulted in a gain in accordance with GAAP of $3,268,000 and an Economic Gain of $1,754,000. Avalon Danvers, located in Danvers, MA, containing 433 homes, was sold for $108,500,000, and resulted in a gain in accordance with GAAP of $41,021,000 and an Economic Gain of $23,146,000. Avalon Danvers yielded an unleveraged IRR of 8.7% over a hold period of 8.6 years.

AvalonBay Value Added Fund, L.P. ("Fund I"), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 15.2%, sold three communities containing an aggregate 616 apartment homes for an aggregate sales price of $90,750,000. The Company's share of the total gain in accordance with GAAP was $2,972,000.

In July 2014, Fund I sold its final apartment community containing 108 apartment homes for $34,250,000.

The Residual JV, which consists of three limited liability companies entered into with Equity Residential, completed the disposition of substantially all of its indirect interest in German multifamily real estate assets and the associated property management company.  The Company received $37,992,000 for its proportionate share of proceeds from the dispositions during the three months ended June 30, 2014.

Liquidity and Capital Markets

At June 30, 2014, the Company did not have any borrowings outstanding under its $1,300,000,000 unsecured credit facility, and had $519,126,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-EBITDA for the second quarter of 2014 was 5.5 times.

New Financing Activity

In August 2012, the Company commenced a third continuous equity program (“CEP III”), under which the Company may sell up to $750,000,000 of shares of its common stock from time to time during a 36-month period. During the three months ended June 30, 2014, the Company sold 1,418,959 shares at an average sales price of $140.94 per share, for net proceeds of $196,984,000. As of June 30, 2014, the Company had $446,286,000 remaining authorized for issuance under this program.

In April 2014, in conjunction with certain requirements associated with the development of Avalon Natick, the Company entered into a $53,000,000 secured mortgage loan maturing in 2019, with an option to extend the maturity to 2024.  The mortgage is comprised of a $15,000,000 fixed rate note with an interest rate of 2.99% and a $38,000,000 variable rate note at LIBOR plus 2.00%.

In April 2014, the Company repaid $150,000,000 principal amount of its 5.375% coupon unsecured notes pursuant to their scheduled maturity.
In June 2014, in conjunction with the disposition of Oakwood Philadelphia, the Company repaid a fixed rate secured mortgage loan in the amount of $10,427,000 with an interest rate of 6.19% in advance of its November 2015 maturity date. In accordance with the requirements of the master credit agreement governing this and certain other secured borrowings, the Company repaid an additional $5,914,000 principal amount of secured borrowings for eight other operating communities. The Company incurred a charge for early debt extinguishment of $412,000.
In June 2014, in conjunction with the disposition of a Fund I operating community that was consolidated by the Company for financial reporting purposes, Fund I repaid its obligation to the Company under a fixed rate secured mortgage loan in the amount of $21,748,000 with an interest rate of 6.06% in advance of its October 2014 maturity date.
Third Quarter and Updated Full Year 2014 Outlook
During the year, the Company may update its financial outlook based in part on portfolio trend analysis, including actual rental rates and occupancy levels, in addition to considering changes in economic conditions which differ from the assumptions used in developing the Company’s outlook provided earlier in the year.
EPS, Projected FFO and Projected Core FFO Outlook

For the third quarter of 2014, the Company expects EPS in the range of $1.85 to $1.93 and expects Projected FFO per share in the range of $2.11 to $2.19. For the full year 2014, the Company expects EPS in the range of $5.60 to $5.76 and expects Projected FFO per share in the range of $7.18 to $7.34.

EPS and Projected FFO per share for the third quarter and full year 2014 are expected to be impacted by non-routine items, which include the Company’s recognition of its promoted interest from the expected sale of Avalon Chrystie Place, the operating community owned by CVP I, LLC, a joint venture in which the Company has a 20% equity ownership interest. Adjusting for the recognition of the Company’s promoted interest and other non-routine items as detailed in Attachment 16, the Company expects Projected Core FFO per share for the third quarter of 2014 to be in the range of $1.69 to $1.75, and $6.73 to $6.87 for the full year 2014.

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

Further detail of the Company's current full year 2014 outlook is available on Attachment 15.

Other Matters

The Company will hold a conference call on July 24, 2014 at 1:00 PM ET to review and answer questions about this release, its second quarter 2014 results, the Attachments (described below) and related matters. To participate on the call, dial 800-768-6569 domestically and 785-830-7992 internationally and use conference id: 1865958.

To hear a replay of the call, which will be available from July 24, 2014 at 6:00 PM ET to July 31, 2014 at 6:00 PM ET, dial 888-203-1112 domestically and 719-457-0820 internationally, and use conference id: 1865958. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company provides a management letter and teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings before the market opens July 24, 2014.

About AvalonBay Communities, Inc.

As of June 30, 2014, the Company owned or held a direct or indirect ownership interest in 275 apartment communities containing 82,348 apartment homes in eleven states and the District of Columbia, of which 32 communities were under construction and six communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States.  More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Director of Investor Relations at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and  construction costs and may delay and/or reduce the profitability of a community; debt and/or equity  financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our  lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic. Additional discussions of risks and uncertainties that could cause actual results to differ materially  from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 under the heading  “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2014 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 16, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 16 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

AvalonBay COMMUNITIES, INC.

SECOND QUARTER 2014
Supplemental Operating and Financial Data

AVALON

Avalon Mosaic
Fairfax, VA

welcome. home.

eaves West Valley
San Jose, CA

AVA
525

AVA Highline
New York, NY

AvalonBay offers three distinct brands – Avalon, AVA and eaves by Avalon - each targeted to different customer segments with unique needs and preferences. This expanded brand portfolio helps us reach new customers and better serve our existing residents.

 SECOND QUARTER 2014

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Detailed Operating Information......................................................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information by Business Segment..............................................................................................	Attachment 3

Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)...................................................................	Attachment 4
Sequential Quarterly Revenue and Occupancy Changes (Established Communities).................................................	Attachment 5
Year To Date Revenue and Occupancy Changes (Established Communities)..............................................................	Attachment 6
Quarterly Operating Expenses ("Opex") (Established Communities)............................................................................	Attachment 7
Year To Date Operating Expenses ("Opex") (Established Communities)......................................................................	Attachment 8

Development, Redevelopment, Disposition and Debt Profile
Development Communities............................................................................................................................................	Attachment 9
Redevelopment Communities........................................................................................................................................	Attachment 10
Future Development......................................................................................................................................................	Attachment 11

Joint Venture, Debt Profile and Disposition Activity
Unconsolidated Real Estate Investments......................................................................................................................	Attachment 12
Debt Structure and Select Debt Metrics.........................................................................................................................	Attachment 13
Summary of Disposition Activity.....................................................................................................................................	Attachment 14

2014 Financial Outlook
2014 Financial Outlook Update......................................................................................................................................	Attachment 15

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 16

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements.  Risks associated with the Company's development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release to which these attachments relate.  Among other risks, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Detailed Operating Information
June 30, 2014
(Dollars in thousands except per share data)
(unaudited)

	Q2 2014	Q2 2013	% Change	YTD 2014	YTD 2013	% Change
Revenue:
Rental and other income	$411,134	$375,294	9.5%	$808,131	$674,379	19.8%
Management, development and other fees	2,672	2,913	(8.3)%	5,750	5,185	10.9%

Total	413,806	378,207	9.4%	813,881	679,564	19.8%

Operating expenses:
Direct property operating expenses, excluding property taxes	84,875	72,995	16.3%	168,509	132,486	27.2%
Property taxes	42,439	41,011	3.5%	86,924	72,912	19.2%
Property management and other indirect operating expenses	15,047	13,774	9.2%	28,976	25,096	15.5%

Total operating expenses	142,361	127,780	11.4%	284,409	230,494	23.4%

Interest expense, net	(43,722)	(43,169)	1.3%	(86,255)	(81,342)	6.0%
Loss on extinguishment of debt, net	(412)	—	100.0%	(412)	—	100.0%
General and administrative expense	(10,220)	(11,345)	(9.9)%	(19,456)	(21,384)	(9.0)%
Joint venture income (loss) (1) (2)	7,710	(940)	N/A (4)	12,933	(19,503)	N/A (4)
Investments and investment management	(1,137)	(1,096)	3.7%	(2,116)	(2,110)	0.3%
Expensed acquisition, development and other pursuit costs (2)	(2,017)	(3,806)	(47.0)%	(2,732)	(43,865)	(93.8)%
Depreciation expense	(110,395)	(189,977)	(41.9)%	(216,762)	(295,536)	(26.7)%
Gain on sale of land	—	240	(100.0)%	—	240	(100.0)%
Gain on sale of communities (3)	60,945	—	100.0%	60,945	—	100.0%

Income (loss) from continuing operations	172,197	334	N/A (4)	275,617	(14,430)	N/A (4)

Discontinued operations:
Income from discontinued operations	—	2,081	(100.0)%	310	7,827	(96.0)%
Gain on sale of discontinued operations	—	33,682	(100.0)%	37,869	118,173	(68.0)%

Total discontinued operations	—	35,763	(100.0)%	38,179	126,000	(69.7)%

Net income	172,197	36,097	377.0%	313,796	111,570	181.3%
Net (income) loss attributable to noncontrolling interests (3)	(14,111)	121	N/A (4)	(13,971)	78	N/A (4)

Net income attributable to common stockholders	$158,086	$36,218	336.5%	$299,825	$111,648	168.5%

Net income attributable to common stockholders per common share - basic	$1.22	$0.28	335.7%	$2.31	$0.90	156.7%

Net income attributable to common stockholders per common share - diluted	$1.21	$0.28	332.1%	$2.31	$0.89	159.6%

Funds from Operations	$222,486	$200,574	10.9%	$435,330	$294,113	48.0%
Per common share - diluted	$1.71	$1.55	10.3%	$3.35	$2.36	41.9%

Dividends declared - common	$152,107	$138,457	9.9%	$302,412	$276,916	9.2%
Per common share	$1.16	$1.07	8.4%	$2.32	$2.14	8.4%

Average shares and participating securities outstanding - basic	130,065,698	129,388,864	0.5%	129,784,847	124,671,230	4.1%
Average shares outstanding - diluted	130,248,321	129,595,399	0.5%	129,938,232	124,879,663	4.1%

Total outstanding common shares and operating partnership units	131,137,295	129,406,367	1.3%	131,137,295	129,406,367	1.3%

(1)	Joint venture income (loss) for the periods presented includes gains on dispositions of unconsolidated communities including the recognition of the Company's promoted interest related to those sales.

(2)
Amounts for the three and six months ended June 30, 2013 include an aggregate of $8,668 and $77,939, respectively, of Archstone acquisition related costs of which $5,095 and $34,552, respectively, are included as a component of joint venture income (loss).

(3)
Gain on sale of communities for the three and six months ended June 30, 2014 includes $16,656 related to the sale of a community owned by Fund I that was consolidated for financial reporting purposes. The Company's joint venture partners' 85% interest in this gain of $14,132 is reported as a component of net (income) loss attributable to noncontrolling interests.

(4)	Percentage change is not meaningful.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	June 30,	December 31,
	2014	2013

Real estate	$15,438,675	$14,749,350
Less accumulated depreciation	(2,695,462)	(2,482,409)

Net operating real estate	12,743,213	12,266,941
Construction in progress, including land	1,570,883	1,582,986
Land held for development	195,673	300,364
Operating real estate assets held for sale, net	—	133,918

Total real estate, net	14,509,769	14,284,209

Cash and cash equivalents	425,741	281,355
Cash in escrow	93,385	98,564
Resident security deposits	29,538	26,672
Investments in unconsolidated real estate entities	318,640	367,866
Other assets	280,878	269,477

Total assets	$15,657,951	$15,328,143

Unsecured notes, net	$2,695,112	$2,594,709
Unsecured credit facility	—	—
Notes payable	3,559,762	3,539,642
Resident security deposits	48,942	44,872
Liabilities related to assets held for sale	—	13,172
Other liabilities	516,519	518,701

Total liabilities	$6,820,335	$6,711,096

Redeemable noncontrolling interests	16,084	17,320
Equity	8,821,532	8,599,727

Total liabilities and equity	$15,657,951	$15,328,143

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information by Business Segment (1) (2)
June 30, 2014
(Dollars in thousands)
(unaudited)

	Total	Quarter Ended	Quarter Ended	Quarter Ended
	Apartment Homes	June 30, 2014	March 31, 2014	December 31, 2013

RENTAL REVENUE
Established (3)	51,524	$329,829	$324,967	$324,023
Other Stabilized (3) (4)	7,999	44,904	43,490	40,743
Redevelopment (3)	3,383	20,250	19,792	19,673
Development (3)	10,653	11,476	4,797	2,064
Total Consolidated Communities	73,559	$406,459	$393,046	$386,503

OPERATING EXPENSE
Established		$99,990	$103,142	$102,106
Other Stabilized (4)		13,379	13,120	12,092
Redevelopment		5,936	6,338	6,269
Development		6,638	4,192	2,507
Total Consolidated Communities		$125,943	$126,792	$122,974

NOI (2)
Established		$230,003	$222,064	$222,206
Other Stabilized (4)		32,589	30,435	29,062
Redevelopment		14,316	13,456	13,410
Development		4,850	606	(442)
Total Consolidated Communities		$281,758	$266,561	$264,236

AVERAGE REVENUE PER OCCUPIED HOME (5)
Established		$2,224	$2,191	$2,189
Other Stabilized (4)		$1,936	$1,912	$1,887
Redevelopment		$2,095	$2,050	$2,062

ECONOMIC OCCUPANCY (5)
Established		96.0%	96.0%	95.8%
Other Stabilized (4)		95.6%	93.8%	89.0%
Redevelopment		95.3%	95.1%	94.0%

ESTABLISHED COMMUNITIES TURNOVER
Current year period / Prior year period (6)		57.3% / 58.8%	45.2% / 45.9%	50.0% / 46.5%
Current year period YTD / Prior year period YTD (6)		51.2% / 52.4%		56.7% / 52.8%

(1)	Includes consolidated communities, and excludes amounts related to communities that have been sold, or that are classified as held for sale.
(2)	Results based upon revised reportable operating segments as determined as of April 1, 2014.
(3)	See Attachment #16 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(4)
Results for these communities for quarters prior to January 1, 2014 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized.

(5)	For per home rent projections and economic occupancy for Development Communities currently under construction and/or completed in Q2 2014 see Attachment #9, Development Communities.
(6)	Turnover represents the annualized number of units turned over during the quarter, divided by the total number of apartment homes for Established Communities for the respective reporting period.
(7)
Beginning in the fourth quarter of 2013, Non-Rev Capex per home includes apartment homes acquired as part of the Archstone acquisition. In the fourth quarter of 2013, these amounts were pro rated for the portion of 2013 they were owned by the Company.

CAPITALIZED COSTS
			Non-Rev
	Cap	Cap	Capex per
	Interest	Overhead	Home (7)
Q214	$18,626	$8,245	$71
Q114	$19,679	$8,368	$194
Q413	$19,670	$12,763	$156
Q313	$17,205	$8,876	$118
Q213	$16,824	$8,545	$66

Attachment 4
AvalonBay Communities, Inc.
Quarterly Revenue and Occupancy Changes - Established Communities (1)
June 30, 2014

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s) (3) (4)

		Q2 14	Q2 13	% Change	Q2 14	Q2 13	% Change	Q2 14	Q2 13	% Change
New England
Boston, MA	5,348	$2,148	$2,063	4.1%	95.2%	96.4%	(1.2)%	$32,806	$31,896	2.9%
Fairfield-New Haven, CT	2,354	2,243	2,221	1.0%	95.3%	96.3%	(1.0)%	15,098	15,102	0.0%
New England Average	7,702	2,177	2,111	3.1%	95.2%	96.4%	(1.2)%	47,904	46,998	1.9%

Metro NY/NJ
New York City, NY	3,373	3,612	3,542	2.0%	96.3%	95.7%	0.6%	35,197	34,306	2.6%
New York - Suburban	4,364	2,609	2,522	3.4%	96.5%	96.7%	(0.2)%	32,967	31,933	3.2%
New Jersey	4,088	2,224	2,150	3.4%	96.3%	96.8%	(0.5)%	26,259	25,525	2.9%
Metro NY/NJ Average	11,825	2,762	2,684	2.9%	96.4%	96.4%	—%	94,423	91,764	2.9%

Mid-Atlantic
Washington Metro	7,950	2,069	2,103	(1.6)%	95.2%	95.7%	(0.5)%	46,974	47,990	(2.1)%
Mid-Atlantic Average	7,950	2,069	2,103	(1.6)%	95.2%	95.7%	(0.5)%	46,974	47,990	(2.1)%

Pacific Northwest
Seattle, WA	3,179	1,795	1,682	6.7%	96.0%	96.7%	(0.7)%	16,426	15,497	6.0%
Pacific Northwest Average	3,179	1,795	1,682	6.7%	96.0%	96.7%	(0.7)%	16,426	15,497	6.0%

Northern California
San Jose, CA	3,295	2,303	2,147	7.3%	96.8%	96.0%	0.8%	22,037	20,380	8.1%
Oakland-East Bay, CA	3,040	1,961	1,816	8.0%	96.7%	96.1%	0.6%	17,300	15,931	8.6%
San Francisco, CA	2,894	2,749	2,592	6.1%	96.1%	96.4%	(0.3)%	22,939	21,688	5.8%
Northern California Average	9,229	2,330	2,176	7.1%	96.5%	96.2%	0.3%	62,276	57,999	7.4%

Southern California
Los Angeles, CA	7,719	1,887	1,835	2.8%	96.1%	95.7%	0.4%	41,961	40,663	3.2%
Orange County, CA	2,478	1,779	1,693	5.1%	95.9%	96.0%	(0.1)%	12,685	12,077	5.0%
San Diego, CA	1,442	1,735	1,677	3.4%	95.7%	96.0%	(0.3)%	7,180	6,964	3.1%
Southern California Average	11,639	1,845	1,784	3.4%	96.0%	95.8%	0.2%	61,826	59,704	3.6%

Average/Total Established	51,524	$2,224	$2,154	3.2%	96.0%	96.1%	(0.1)%	$329,829	$319,952	3.1%

(1) Results based upon Established Communities as of April 1, 2014. Established Communities are communities with stabilized occupancy and operating expenses as of April 1, 2013 such that a comparison of Q2 2013 to Q2 2014 is meaningful.
(2) Reflects the effect of concessions amortized over the average lease term.
(3) With concessions reflected on a cash basis, rental revenue from Established Communities increased 3.1% between years.
(4) If the Company were to include planned, current and previously completed Redevelopment Communities in its Established Communities portfolio, Established Communities' rental revenue would have increased by 3.3%.

Attachment 5
AvalonBay Communities, Inc.
*Sequential Quarterly* Revenue and Occupancy Changes - Established Communities (1)
June 30, 2014

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s) (3)

		Q2 14	Q1 14	% Change	Q2 14	Q1 14	% Change	Q2 14	Q1 14	% Change
New England
Boston, MA	5,348	$2,148	$2,127	1.0%	95.2%	94.9%	0.3%	$32,806	$32,377	1.3%
Fairfield-New Haven, CT	2,354	2,243	2,203	1.8%	95.3%	95.4%	(0.1)%	15,098	14,839	1.7%
New England Average	7,702	2,177	2,149	1.3%	95.2%	95.0%	0.2%	47,904	47,216	1.5%

Metro NY/NJ
New York City, NY	3,373	3,612	3,582	0.8%	96.3%	95.8%	0.5%	35,197	34,743	1.3%
New York - Suburban	4,364	2,609	2,563	1.8%	96.5%	96.6%	(0.1)%	32,967	32,409	1.7%
New Jersey	4,088	2,224	2,182	1.9%	96.3%	96.3%	—%	26,259	25,765	1.9%
Metro NY/NJ Average	11,825	2,762	2,723	1.4%	96.4%	96.2%	0.2%	94,423	92,917	1.6%

Mid-Atlantic
Washington Metro	7,950	2,069	2,053	0.8%	95.2%	96.0%	(0.8)%	46,974	46,977	—%
Mid-Atlantic Average	7,950	2,069	2,053	0.8%	95.2%	96.0%	(0.8)%	46,974	46,977	—%

Pacific Northwest
Seattle, WA	3,179	1,795	1,753	2.4%	96.0%	95.2%	0.8%	16,426	15,922	3.2%
Pacific Northwest Average	3,179	1,795	1,753	2.4%	96.0%	95.2%	0.8%	16,426	15,922	3.2%

Northern California
San Jose, CA	3,295	2,303	2,254	2.2%	96.8%	96.6%	0.2%	22,037	21,521	2.4%
Oakland-East Bay, CA	3,040	1,961	1,911	2.6%	96.7%	96.9%	(0.2)%	17,300	16,895	2.4%
San Francisco, CA	2,894	2,749	2,695	2.0%	96.1%	96.7%	(0.6)%	22,939	22,615	1.4%
Northern California Average	9,229	2,330	2,279	2.2%	96.5%	96.7%	(0.2)%	62,276	61,031	2.0%

Southern California
Los Angeles, CA	7,719	1,887	1,864	1.2%	96.1%	96.1%	—%	41,961	41,467	1.2%
Orange County, CA	2,478	1,779	1,757	1.3%	95.9%	94.7%	1.2%	12,685	12,371	2.5%
San Diego, CA	1,442	1,735	1,700	2.0%	95.7%	96.1%	(0.4)%	7,180	7,066	1.6%
Southern California Average	11,639	1,845	1,821	1.3%	96.0%	95.8%	0.2%	61,826	60,904	1.5%

Average/Total Established	51,524	$2,224	$2,191	1.5%	96.0%	96.0%	—%	$329,829	$324,967	1.5%

(1) Results based upon Established Communities as of April 1, 2014.
(2) Reflects the effect of concessions amortized over the average lease term.
(3) If the Company were to include planned, current and previously completed Redevelopment Communities in its Established Communities portfolio, Established Communities' sequential rental revenue would have increased by 1.6%.

Attachment 6
AvalonBay Communities, Inc.
Year To Date Revenue and Occupancy Changes - Established Communities (1)
June 30, 2014

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's) (3) (4)

		Year to Date 2014	Year to Date 2013	% Change	Year to Date 2014	Year to Date 2013	% Change	Year to Date 2014	Year to Date 2013	% Change
New England
Boston, MA	5,124	$2,154	$2,061	4.5%	95.0%	96.1%	(1.1)%	$62,904	$60,823	3.4%
Fairfield-New Haven, CT	2,354	2,223	2,201	1.0%	95.3%	96.3%	(1.0)%	29,937	29,942	—%
New England Average	7,478	2,176	2,104	3.4%	95.1%	96.2%	(1.1)%	92,841	90,765	2.3%

Metro NY/NJ
New York City, NY	2,196	3,594	3,479	3.3%	96.9%	96.4%	0.5%	45,870	44,196	3.8%
New York - Suburban	3,968	2,576	2,493	3.3%	96.5%	96.8%	(0.3)%	59,156	57,451	3.0%
New Jersey	4,088	2,203	2,130	3.4%	96.3%	96.6%	(0.3)%	52,024	50,453	3.1%
Metro NY/NJ Average	10,252	2,645	2,559	3.4%	96.5%	96.6%	(0.1)%	157,050	152,100	3.3%

Mid-Atlantic
Washington Metro	4,370	1,964	1,966	(0.1)%	95.6%	96.1%	(0.5)%	49,254	49,565	(0.6)%
Mid-Atlantic Average	4,370	1,964	1,966	(0.1)%	95.6%	96.1%	(0.5)%	49,254	49,565	(0.6)%

Pacific Northwest
Seattle, WA	2,591	1,790	1,681	6.5%	95.6%	96.5%	(0.9)%	26,607	25,207	5.6%
Pacific Northwest Average	2,591	1,790	1,681	6.5%	95.6%	96.5%	(0.9)%	26,607	25,207	5.6%

Northern California
San Jose, CA	1,692	2,598	2,444	6.3%	97.0%	96.4%	0.6%	25,570	23,923	6.9%
Oakland-East Bay, CA	2,064	2,038	1,863	9.4%	96.8%	96.4%	0.4%	24,435	22,259	9.8%
San Francisco, CA	2,222	2,747	2,560	7.3%	96.3%	96.2%	0.1%	35,259	32,829	7.4%
Northern California Average	5,978	2,460	2,287	7.6%	96.6%	96.3%	0.3%	85,264	79,011	7.9%

Southern California
Los Angeles, CA	3,445	1,917	1,845	3.9%	96.5%	96.6%	(0.1)%	38,224	36,813	3.8%
Orange County, CA	1,929	1,761	1,679	4.9%	95.2%	96.0%	(0.8)%	19,402	18,635	4.1%
San Diego, CA	1,094	1,750	1,677	4.4%	95.8%	96.0%	(0.2)%	11,001	10,561	4.2%
Southern California Average	6,468	1,842	1,766	4.3%	96.0%	96.3%	(0.3)%	68,627	66,009	4.0%

Average/Total Established	37,137	$2,241	$2,153	4.1%	96.0%	96.4%	(0.4)%	$479,643	$462,657	3.7%

(1) Results based upon Established Communities as of January 1, 2014. Established Communities are communities with stabilized occupancy and operating expenses as of January 1, 2013 such that a comparison of 2013 to 2014 is meaningful.
(2) Reflects the effect of concessions amortized over the average lease term.
(3) With concessions reflected on a cash basis, rental revenue from Established Communities increased 3.5% between years.
(4) If the Company were to include planned, current and previously completed Redevelopment Communities in its Established Communities portfolio, Established Communities' rental revenue would have increased by 4.1%.

Attachment 7
AvalonBay Communities, Inc.
Quarterly Operating Expenses ("Opex") - Established Communities (1)
June 30, 2014
(Dollars in thousands)
(unaudited)

	Q2	Q2		Q2 2014 % of
	2014 (2)	2013 (2)	% Change	Total Opex

Property taxes (3)	$34,110	$34,696	(1.7)%	34.1%
Payroll (4)	22,116	21,540	2.7%	22.1%
Repairs & maintenance (5)	17,414	15,711	10.8%	17.4%
Office operations (6)	11,140	11,031	1.0%	11.2%
Utilities (7)	9,439	8,360	12.9%	9.4%
Insurance (8)	3,543	3,005	17.9%	3.6%
Marketing (9)	2,228	2,147	3.8%	2.2%
Total Established Communities Operating Expenses (10)	$99,990	$96,490	3.6%	100.0%

(1)	See Attachment #16 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Results based upon revised reportable operating segments as determined as of April 1, 2014, which includes 51,524 Established Communities apartment homes.

(3)
Property taxes decreased for the three months ended June 30, 2014 primarily due to lower than expected supplemental billings for certain California communities acquired as part of the Archstone acquisition. These decreases are partially offset by increases in rates and assessments, particularly in the Company's East Coast markets and the Pacific Northwest.

(4)	Payroll includes expenses directly related to on-site operations.

(5)	Repairs and maintenance increased for the three months ended June 30, 2014 primarily due to the timing of various maintenance projects.

(6)	Office operations includes administrative costs, land lease expense, bad debt expense and association and license fees.

(7)
Utilities represent aggregate utility costs, net of resident reimbursements. The increase for the three months ended June 30, 2014 over the prior year period is primarily due to increased consumption and rates for electricity and water, and increased trash removal and sewer expenses. The increase between periods also reflects the timing of cost recoveries for utility reimbursements in the prior year period.

(8)
Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The increase for the three months ended June 30, 2014 is primarily due to renewals to the property policy and an increase in the Company's earthquake coverage, as well as timing of claims and related recoveries. Insurance costs can exhibit volatility due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

(9)
Marketing costs represent amounts incurred for electronic and print advertising, as well as prospect management and incentive costs. The increase for the three months ended June 30, 2014 is primarily due to increased signage expenses and resident referrals.

(10)	Operating expenses for Established Communities excludes indirect costs for off-site corporate-level property management related expenses, and other support-related expenses.

Attachment 8
AvalonBay Communities, Inc.
Year To Date Operating Expenses ("Opex") - Established Communities (1)
June 30, 2014
(Dollars in thousands)
(unaudited)

	Year to Date	Year to Date		YTD 2014 % of
	2014 (2)	2013 (2)	% Change	Total Opex

Property taxes (3)	$48,963	$46,697	4.9%	33.5%
Payroll (4)	32,562	32,054	1.6%	22.3%
Repairs & maintenance (5)	23,453	21,243	10.4%	16.1%
Office operations (6)	16,565	16,362	1.2%	11.3%
Utilities (7)	16,042	12,927	24.1%	11.0%
Insurance (8)	5,070	4,936	2.7%	3.5%
Marketing (9)	3,388	3,013	12.4%	2.3%
Total Established Communities Operating Expenses (10)	$146,043	$137,232	6.4%	100.0%

(1)	See Attachment #16 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Results based upon reportable operating segments as determined as of January 1, 2014, which includes 37,137 Established Communities apartment homes.

(3)
Property taxes increased for the six months ended June 30, 2014 primarily due to increases in rates and assessments, particularly in the Company's East Coast markets and the Pacific Northwest, partially offset by reductions from successful appeals .

(4)	Payroll includes expenses directly related to on-site operations.

(5)
Repairs and maintenance increased for the six months ended June 30, 2014 primarily due to the timing of various maintenance projects and an increase in snow removal costs in the Mid-Atlantic during the first quarter of 2014.

(6)	Office operations includes administrative costs, land lease expense, bad debt expense and association and license fees.

(7)
Utilities represent aggregate utility costs, net of resident reimbursements. The increase for the six months ended June 30, 2014 over the prior year period is primarily due to increased consumption and rates for electricity, gas and steam from the colder than normal temperatures in the first quarter of 2014, primarily in the New England and Metro New York/New Jersey regions, as well as increased trash removal and sewer expenses. The increase between periods also reflects the timing of cost recoveries for utility reimbursements in the prior year period.

(8)
Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The increases for the six months ended June 30, 2014 over the prior year period is primarily due to increased premiums from renewals of the Company's policies and an increase in the Company's earthquake coverage, as well as the timing of claims and related recoveries. Insurance costs can exhibit volatility due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

(9)	Marketing costs represent amounts incurred for electronic and print advertising, as well as prospect management and incentive costs.

(10)	Operating expenses for Established Communities excludes indirect costs for off-site corporate-level property management related expenses, and other support-related expenses.

Attachment 9

AvalonBay Communities, Inc.
Development Communities as of June 30, 2014

Community Information			Number	Total	Schedule				Avg Rent	%	%	%	%
			of	Capital				Full Qtr	Per	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Home				Occ.
Development Name		Location	Homes	(millions) (1)	Start	Occupancy	Complete	Ops (1)	(1)	As of July 18, 2014			Q2 '14 (1)
Under Construction:
1.	Avalon Mosaic	Tysons Corner, VA	531	$114.5	Q1 2012	Q3 2013	Q4 2014	Q2 2015	$2,085	75.5%	64.8%	55.7%	41.3%
2.	Avalon West Chelsea/AVA High Line (2)	New York, NY	710	276.1	Q4 2011	Q4 2013	Q1 2015	Q3 2015	3,300	48.5%	47.6%	37.3%	31.1%
3.	Avalon Arlington North	Arlington, VA	228	84.9	Q2 2012	Q4 2013	Q3 2014	Q1 2015	2,885	86.0%	82.9%	68.9%	32.1%
4.	Avalon Dublin Station	Dublin, CA	253	77.7	Q2 2012	Q1 2014	Q3 2014	Q1 2015	2,475	88.5%	84.2%	83.0%	61.0%
5.	AVA 55 Ninth	San Francisco, CA	273	121.5	Q3 2012	Q1 2014	Q4 2014	Q2 2015	3,660	76.9%	70.0%	62.3%	33.6%
6.	Avalon Canton	Canton, MA	196	40.9	Q2 2013	Q1 2014	Q3 2014	Q1 2015	1,990	95.4%	74.0%	66.3%	37.5%
7.	Avalon Huntington Station	Huntington Station, NY	303	83.0	Q1 2013	Q1 2014	Q1 2015	Q3 2015	2,555	49.8%	61.1%	43.6%	22.1%
8.	Memorial Heights Villages	Houston, TX	318	54.9	Q3 2012	Q1 2014	Q3 2014	Q1 2015	1,840	45.9%	58.5%	39.3%	17.2%
9.	Avalon Alderwood I	Lynnwood, WA	367	68.4	Q2 2013	Q2 2014	Q2 2015	Q4 2015	1,610	31.3%	30.5%	21.5%	7.5%
10.	Avalon Exeter	Boston, MA	187	123.2	Q2 2011	Q2 2014	Q3 2014	Q1 2015	5,660	73.3%	40.6%	18.7%	3.4%
11.	Avalon Assembly Row/AVA Somerville	Somerville, MA	445	122.1	Q2 2012	Q2 2014	Q1 2015	Q3 2015	2,405	43.8%	37.1%	20.7%	11.5%
12.	Avalon Berkeley	Berkeley, CA	94	33.7	Q3 2012	Q2 2014	Q3 2014	Q4 2014	2,650	63.8%	60.6%	50.0%	8.4%
13.	Avalon at Stratford	Stratford, CT	130	29.7	Q3 2013	Q2 2014	Q4 2014	Q2 2015	1,915	27.7%	62.3%	23.1%	3.1%
14.	Avalon San Dimas	San Dimas, CA	156	41.4	Q2 2013	Q3 2014	Q1 2015	Q3 2015	1,990	23.1%	27.6%	9.0%	-
15.	AVA Little Tokyo (2)	Los Angeles, CA	280	109.8	Q4 2012	Q3 2014	Q2 2015	Q4 2015	2,750	-	13.6%	-	-
16.	Avalon North Point Lofts (3)	Cambridge, MA	103	28.0	Q3 2013	Q3 2014	Q4 2014	Q1 2015	2,215	-	19.4%	-	-
17.	Avalon Wharton	Wharton, NJ	247	55.6	Q4 2012	Q1 2015	Q3 2015	Q1 2016	2,025	-	-	-	-
18.	AVA Stuart Street	Boston, MA	398	175.7	Q1 2013	Q1 2015	Q3 2015	Q1 2016	3,750	-	-	-	-
19.	Avalon Hayes Valley	San Francisco, CA	182	90.2	Q3 2013	Q1 2015	Q2 2015	Q4 2015	3,495	-	-	-	-
20.	Avalon Willoughby Square/AVA DoBro	Brooklyn, NY	826	444.9	Q3 2013	Q3 2015	Q4 2016	Q2 2017	3,470	-	-	-	-
21.	Avalon Baker Ranch	Lake Forest, CA	430	132.9	Q4 2013	Q1 2015	Q1 2016	Q3 2016	2,140	-	-	-	-
22.	Avalon Vista	Vista, CA	221	58.3	Q4 2013	Q2 2015	Q4 2015	Q2 2016	1,965	-	-	-	-
23.	Avalon Bloomfield Station	Bloomfield, NJ	224	53.4	Q4 2013	Q3 2015	Q1 2016	Q3 2016	2,100	-	-	-	-
24.	Avalon Glendora (4)	Glendora, CA	280	82.5	Q4 2013	Q3 2015	Q1 2016	Q3 2016	2,045	-	-	-	-
25.	Avalon Roseland	Roseland, NJ	136	46.2	Q1 2014	Q2 2015	Q4 2015	Q2 2016	2,960	-	-	-	-
26.	Avalon Hillwood Square	Falls Church, VA	384	109.8	Q1 2014	Q2 2015	Q1 2016	Q3 2016	2,300	-	-	-	-
27.	Avalon Marlborough	Marlborough, MA	350	77.1	Q1 2014	Q2 2015	Q2 2016	Q4 2016	1,915	-	-	-	-
28.	AVA Capitol Hill (2)	Seattle, WA	249	81.4	Q1 2014	Q4 2015	Q2 2016	Q4 2016	2,170	-	-	-	-
29.	Avalon Irvine III	Irvine, CA	156	55.0	Q2 2014	Q4 2015	Q1 2016	Q3 2016	2,270	-	-	-	-
30.	Avalon Dublin Station II	Dublin, CA	252	83.7	Q2 2014	Q1 2016	Q2 2016	Q4 2016	2,390	-	-	-	-
31.	Avalon Huntington Beach (2)	Huntington Beach, CA	378	120.3	Q2 2014	Q3 2016	Q2 2017	Q4 2017	2,115	-	-	-	-
32.	Avalon West Hollywood (2)	West Hollywood, CA	294	162.4	Q2 2014	Q3 2016	Q2 2017	Q4 2017	3,495	-	-	-	-
	Subtotal / Weighted Average		9,581	$3,239.2					$2,630
Completed this Quarter:
1.	AVA University District (2)	Seattle, WA	283	$75.2	Q2 2012	Q3 2013	Q2 2014	Q4 2014	$2,075	100.0%	84.8%	69.3%	57.2%
2.	Avalon Morrison Park	San Jose, CA	250	79.1	Q3 2012	Q4 2013	Q2 2014	Q4 2014	2,825	100.0%	97.2%	94.8%	52.9%
3.	Avalon Ossining	Ossining, NY	168	36.8	Q4 2012	Q1 2014	Q2 2014	Q4 2014	2,395	100.0%	86.3%	77.4%	36.6%
	Subtotal / Weighted Average		701	$191.1					$2,420
	Total / Weighted Average		10,282	$3,430.3					$2,615
Asset Cost Basis (millions) (5):
	Total Capital Cost, under construction and completed			$3,541.7		Weighted Average Projected NOI as				6.4%
	Total Capital Cost, disbursed to date			(2,276.8)			a % of Total Capital Cost (1)
	Total Capital Cost, remaining to invest			$1,264.9

(1)	See Attachment #16 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)
Developments containing at least 10,000 square feet of retail space include AVA University District (12,000 sf), Avalon West Chelsea (21,000 sf), AVA Little Tokyo (19,000 sf), AVA Capitol Hill (15,000 sf), Avalon Huntington Beach (10,000 sf), and Avalon West Hollywood (32,000 sf).

(3)	This community is being developed under a legacy Archstone joint venture structure in which the Company's total equity interest is 20%.

(4)	During the quarter, the Company approved the expansion of this development providing for an additional 24 apartment homes for an additional capital cost of $7.4 million.

(5)
Includes the communities presented on this attachment plus two additional communities with 714 apartment homes representing $133.8 million in total capital costs which have completed construction but not yet achieved Stabilized Operations for the full quarter. Excludes future starts and unrelated third party partners interest in unconsolidated joint ventures. Q2 2014 NOI for these 37 communities was $5.8 million.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2014.

Attachment 10

AvalonBay Communities, Inc.
Redevelopment Communities as of June 30, 2014

Community Information				Total	Schedule				Avg
			Number	Capital					Post-Renovated	Homes
			of Apt	Cost (1)(2)	Acquisition /			Restabilized	Rent Per	Completed
Community Name		Location	Homes	(millions)	Completion	Start	Complete	Ops (2)	Home (2)	@ 6/30/2014

	Under Redevelopment: (3)

1.	AVA Back Bay (4)	Boston, MA	271	$21.0	Q3 1998	Q1 2013	Q1 2015	Q3 2015	$3,320	…
2.	Eaves Creekside	Mountain View, CA	294	11.9	Q4 1997	Q3 2013	Q4 2014	Q2 2015	2,260	208
3.	AVA Pacific Beach	San Diego, CA	564	23.6	Q4 1997	Q1 2014	Q1 2016	Q3 2016	1,665	44
4.	Avalon Tysons Corner (5)	McLean, VA	558	9.0	Q4 1997	Q1 2014	Q4 2014	Q2 2015	2,015	41
5.	Eaves Burlington	Burlington, MA	203	5.6	Q4 2012	Q2 2014	Q4 2014	Q2 2015	1,710	3
6.	Eaves Dublin	Dublin, CA	204	9.2	Q2 1997	Q2 2014	Q1 2015	Q3 2015	2,095	…

	Subtotal / Weighted Average		2,094	$80.3					$2,100	296

	Completed this Quarter: (6)
1.	AVA Burbank	Burbank, CA	748	$19.8	Q3 1997	Q4 2012	Q2 2014	Q4 2014	$1,710	748
2.	AVA Pasadena	Pasadena, CA	84	5.6	Q1 2012	Q2 2013	Q2 2014	Q4 2014	2,070	84

	Subtotal / Weighted Average		832	$25.4					$1,745	832

	Total / Weighted Average		2,926	$105.7					$2,000	1,128

	Remaining to Invest (millions) (7)			$51.2

(1)	Exclusive of costs incurred prior to redevelopment.

(2)	See Attachment #16 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)
The Company commenced the redevelopment of Avalon at Prudential Center 2 in Boston, MA during the second quarter of 2014 for an estimated Total Capital Cost of $22.3 million, excluding costs incurred prior to redevelopment. The redevelopment of this community is primarily focused on the exterior and/or common area and is not expected to have a material impact on community operations. This community, therefore, is included in the Established Community portfolio and not classified as a Redevelopment Community.

(4)
In Q2 2014 the Company expanded the scope of the work on AVA Back Bay to include the renovation of approximately 20% of the apartment homes. As a result, the Company is currently classifying this community as a Redevelopment Community.

(5)	The scope of the current redevelopment relates to the common areas and approximately 20% of the apartment homes.

(6)
The Company assumed responsibility for the redevelopment of Marina Bay, comprised of 205 apartment homes and 229 boat slips, in conjunction with the Archstone acquisition. Marina Bay, located in Marina del Rey, CA, is owned by the Archstone U.S. Fund, in which the Company holds a 28.6% interest. This community completed redevelopment during the second quarter of 2014 for a Total Capital Cost of $32.0 million, excluding costs incurred prior to redevelopment. All capital necessary for the redevelopment of Marina Bay was contributed to the venture prior to the Company acquiring an interest in the venture.

(7)
Represents the total amount of capital remaining to be spent on the six Redevelopment Communities that are listed as underway. Includes the communities presented on this attachment and excludes future starts.

This chart contains forward-looking statements.  Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2014.

Attachment 11

AvalonBay Communities, Inc.
Future Development as of June 30, 2014

DEVELOPMENT RIGHTS (1)

		Estimated	Total Capital
	# of Rights	Number	Cost (1) (2)
		of Homes	(millions)

Development Rights as of 12/31/2013	46	12,986	$3,778

Q1 2014
Q1 Additions	4	958	$298
Q1 Construction starts	(4)	(1,119)	(315)
Q1 Adjustments to existing Development Rights	(1)	(193)	(148)
Development Rights as of 3/31/2014	45	12,632	$3,613

Q2 2014
Q2 Additions	1	439	$200
Q2 Construction starts	(4)	(1,080)	(402)
Q2 Adjustments to existing Development Rights	(2)	(641)	(166)
Development Rights as of 6/30/2014	40	11,350	$3,245

Current Development Rights by Market as of June 30, 2014

Boston, MA	5	1,630	$523
Fairfield-New Haven, CT	1	160	40
New York City	1	167	64
New York Suburban	5	666	243
New Jersey	15	4,415	1,086
Baltimore, MD	1	343	69
Washington, DC Metro	6	1,906	494
Seattle, WA	4	1,298	359
Oakland-East Bay, CA	1	439	200
San Francisco, CA	1	326	167
Total	40	11,350	$3,245

(1)	See Attachment #16 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)
The Company currently owns land (including pursuit costs) in the amount of $196 million for the future development of 11 of the 40 Development Rights. Construction is expected to commence during the next 12 months on 7 of the 11 Development Rights for which land is owned with a total basis of $141 million.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the second quarter of 2014.

Attachment 12

AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
June 30, 2014
(Dollars in thousands)
(unaudited)

		Company		# of	NOI (3)		Debt
	# of	Ownership		Apartment				Interest
Unconsolidated Real Estate Investments (1)	Communities	Percentage (2)		Homes	Q2 2014	YTD 2014	Amount (3)	Rate (4)

AvalonBay Value Added Fund, L.P. (Fund I) (5)	1	15.2%		108	$1,343	$3,075	$18,554	6.13%
AvalonBay Value Added Fund II, L.P. (Fund II)	12	31.3%		5,051	14,639	28,756	465,866	4.34%
Multifamily Partners AC LP	9	28.6%		1,730	7,404	14,730	331,733	3.84%
Multifamily Partners AC JV LP (6)	2	20.0%		818	3,834	7,706	162,300	6.00%
CVP I, LLC	1	20.0%	(7)	361	3,988	8,132	117,000	0.63%
MVP I, LLC	1	25.0%	(7)	313	2,714	5,393	105,000	6.02%
Brandywine Apartments of Maryland, LLC	1	28.7%		305	1,309	2,447	24,594	4.30%
Total Unconsolidated Real Estate Investments	27			8,686	$35,231	$70,239	$1,225,047	4.24%

(1)	Total unconsolidated real estate investments excludes the real estate investments owned through the joint ventures entered into with Equity Residential as part of the Archstone acquisition.

(2)	Company ownership percentages do not reflect the impact of promoted interests.

(3)
NOI and outstanding indebtedness are presented at 100%. NOI includes amounts from communities disposed during the periods presented, and excludes property management fees as the Company serves as the property management company for all ventures except CVP I, LLC and Brandywine Apartments of Maryland, LLC.

(4)	Represents the weighted average interest rate as of June 30, 2014.

(5)	In July 2014, Fund I sold its final apartment community.

(6)	In addition, the venture also owns one Development Community which will contain 103 apartment homes upon completion.

(7)
After the venture makes certain threshold distributions to the third-party partner, we will generally receive approximately 50% of all further distributions. During the three and six months ended June 30, 2014, the Company received distributions of $1,629 and $3,090, respectively, in excess of its ownership percentage for its promoted interest in CVP I, LLC, and received distributions of $123 and $324, respectively, in excess of its ownership percentage for its promoted interest in MVP I, LLC.

Attachment 13
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
June 30, 2014
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES					SELECT DEBT METRICS (5)
		Average
		Interest			Net Debt-to-EBITDA	5.5x
Debt Composition (1)	Amount (2)	Rate (3)	Maturities (1) (2)
Conventional Debt			2014	$9,130	Interest Coverage	5.9x
Long-term, fixed rate	$4,716,832		2015	$604,574
Long-term, variable rate	352,774		2016	$285,291	Unencumbered NOI	69%
Variable rate facility (4)	—		2017	$980,748
Subtotal, Conventional	5,069,606	4.3%	2018	$96,576

Tax-Exempt Debt
Long-term, fixed rate	142,108
Long-term, variable rate	945,795
Subtotal, Tax-Exempt	1,087,903	2.2%

Total Debt	$6,157,509	4.0%

DEBT COVENANT COMPLIANCE (5)

Unsecured Line of Credit Covenants	June 30, 2014	Requirement

Total Outstanding Indebtedness to Capitalization Value (6)	30.1%	<	60%
Combined EBITDA to Combined Debt Service	4.68x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	17.5%	<	65%
Secured Indebtedness to Capitalization Value (6)	16.6%	<	40%

Unsecured Senior Notes Covenants	June 30, 2014	Requirement

Total Outstanding Indebtedness to Total Assets (7)	37.5%	<	60-65%
Secured Indebtedness to Total Assets (7)	19.4%	<	40%
Unencumbered Assets to Unsecured Indebtedness	479.4%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	5.98x	>	1.50x

(1) The Company has the option to extend the maturity date of $481,582 and $692,191 principal amount of indebtedness currently scheduled to mature in 2015 and 2017, respectively. The extension options provide the Company the ability, for a fee, to elect a revised maturity of one or two years beyond the current maturity.

(2) Balances outstanding and amounts due at maturity, exclude any associated issuance discount and mark-to-market premiums.
(3) Rates are as of June 30, 2014 and include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.
(4) Represents the Company's $1.3 billion unsecured credit facility, under which no amounts were outstanding at June 30, 2014.
(5) See Attachment #16 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(6) Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for the six months ended June 30, 2014, capitalized at a rate of 6% per annum, plus the book value of Development Communities and real estate acquired during the six months ended June 30, 2014. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment #16 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(7) Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment #16 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 14
AvalonBay Communities, Inc.
Summary of Disposition Activity (1)
June 30, 2014
(Dollars in thousands)
(unaudited)

	Weighted Average			Accumulated		Weighted Average	Weighted Average
Number of	Hold Period	Gross Sales		Depreciation	Economic	Initial Year Mkt.	Unleveraged
Communities Sold	(Years) (3)	Price	GAAP Gain	and Other	Gain (Loss) (2)	Cap Rate (2) (3)	IRR (2) (3)

2005- 2009:
31 Communities, 1 Office Building,	10.4	$1,696,237	$834,276	$126,694	$707,582	4.8%	15.3%
9 Land Parcels (4) (5)

2010:
3 Communities, 1 Office Building (5)	14.0	$198,600	$74,074	$51,977	$22,097	6.6%	9.8%

2011:
3 Communities, 3 Land Parcels (6)	13.4	$292,965	$287,132	$156,233	$130,899	5.1%	16.0%

2012:
4 Communities, 1 Land Parcel (7)	13.9	$280,550	$146,591	$67,178	$79,413	5.3%	10.6%

2013:
8 Communities, 1 Land Parcel (8)	13.4	$937,070	$279,206	$96,745	$182,461	4.9%	12.8%

2014:
3 Communities (9)	10.9	$190,700	$82,158	$31,599	$50,559	5.3%	12.7%

2005 - 2014 Total
52 Communities, 2 Office Buildings,	13.0	$3,596,122	$1,703,437	$530,426	$1,173,011	5.0%	14.1%
14 Land Parcels

(1)
Provides disposition activity for the most recent 10 year periods and excludes dispositions by Fund I and Fund II and dispositions to joint venture entities in which the Company retains an economic interest.

(2)	See Attachment #16 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)
For purposes of this attachment, land and office building sales and the disposition of any real estate held in a joint venture for any or all of the Company’s investment periods are not included in the calculation of Weighted Average Holding Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(4)	GAAP gains for sales during this period include the Company’s proportionate share of communities held by joint ventures and the recovery of any previously recognized impairment losses.

(5)
2009 and 2010 GAAP and Economic Gain include the recognition of approximately $2,770 and $2,675, respectively, in deferred gains for prior year dispositions, recognition of which occurred in conjunction with settlement of associated legal matters.

(6)
2011 results exclude the Company’s proportionate GAAP gain of $7,675 associated with an asset exchange.  2011 Accumulated Depreciation and Other includes $20,210 in impairment charges, recorded  in prior periods, on two of the land parcels sold.

(7)
2012 Accumulated Depreciation and Other includes $16,363 in impairment charges for the land parcel sold. 2012 GAAP and Economic Gains include the recognition of approximately $1,225 and $496, respectively, in deferred gains for prior year dispositions and gains for current year dispositions, which occurred in conjunction with settlement of associated legal matters.

(8)
2013 results include the sale of four Archstone communities for Gross Sales Price and Weighted Average Initial Year Market Cap Rate, but exclude these dispositions for other metrics due to a holding period of less than one year. 2013 Accumulated Depreciation and Other includes $1,955 in impairment charges, recorded in a prior period, for the Company’s basis in the unconsolidated venture sold.

(9)
2014 results include the sale of one community acquired as part of the Archstone acquisition, which is excluded from the Weighted Average Hold Period and Weighted Average Unleveraged IRR, due to the short hold period.

Attachment 15

2014 Financial Outlook
As of July 23, 2014

(Dollars in millions, except per share data)

	Annual 2014
	July 2014 Outlook	January 2014 Outlook

Projected Earnings per Share	$5.60 to $5.76	$4.31 to $4.61

Less - Net gain on asset sales, per share	$1.79 to $1.93	$1.02 to $1.32

Plus - Real estate depreciation, per share	$3.37 to $3.51	$3.31 to $3.61

Projected FFO per share range (1)	$7.18 to $7.34	$6.60 to $6.90

Adjustments from Projected FFO to Projected Core FFO

Gain on promoted interest from sale of CVP I, LLC	$0.44	$—

Other	$0.02	$0.02

Projected FFO per share change at the mid-point of outlook ranges

Projected FFO per share change	43.8%	33.7%

Projected Core FFO per share change (adjusted for non-routine items in 2013 and 2014)	9.1%	8.7%

Established Communities

Established Communities portfolio - Full Year 2014 vs. Full Year 2013 (2):
Rental revenue change	3.5% to 4.1%	3.0% to 4.25%
Operating expense change	3.0% to 4.0%	2.0% to 3.0%
Net Operating Income change	3.5% to 4.5%	3.0% to 5.0%

Established Communities Effective April 1, 2014 - Q2-Q4 2014 vs. Q2-Q4 2013 (2):
Rental revenue change	3.3% to 3.9%	3.0% to 4.25%
Operating expense change	1.0% to 2.0%	2.0% to 3.0%
Net Operating Income change	4.0% to 5.0%	3.0% to 5.0%

Development and Redevelopment Activity (3)

Development Starts: Expected Total Capital Cost for Communities started in 2014	$1,400	$1,400
Development Completions: Expected Total Capital Cost for Communities completed during 2014	$1,000	$1,100
Development Spend: Expected Total Capital Cost to be incurred for Communities during 2014	$1,200	$1,400

Development homes completed and delivered in 2014	4,900	5,100
Development homes occupied in 2014	4,700	4,700

Redevelopment Spend: Expected Total Capital Cost to be incurred for Communities during 2014	$100	$100

External Funding Activity - Sources (Uses)

New capital from asset sales and new unsecured debt and equity	$1,400	$1,500
Secured and unsecured debt redemptions and amortization	$(167)	$(167)
Weighted average effective interest rate on maturing debt	5.50%	5.50%

Capitalized Interest	$65 to $75	$70 to $80

Change in Expensed Overhead (Corporate G&A, Property and Investment Management)	0% to 5%	-5% to +5%

(1)	This term is a non-GAAP measure or other term that is described more fully on Attachment 16.

(2)
Outlook for Established Communities portfolio for full year 2014 excludes communities acquired in the Archstone acquisition. Established Communities Effective April 1, 2014 includes communities acquired in the Archstone acquisition.

(3)	Includes 2014 activity discussed in this and the Company's Q1 2014 release.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the second quarter of 2014.

Attachment 16

AvalonBay Communities, Inc
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms.  The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable.  The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance.  In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2014	2013	2014	2013

Net income attributable to common stockholders	$158,086	$36,218	$299,825	$111,648
Depreciation - real estate assets, including discontinued
operations and joint venture adjustments	111,653	199,502	220,619	311,446
Distributions to noncontrolling interests, including
discontinued operations	9	8	17	16
Gain on sale of unconsolidated entities holding previously
depreciated real estate assets	(449)	(1,472)	(449)	(10,824)
Gain on sale of previously depreciated real estate assets (1)	(46,813)	(33,682)	(84,682)	(118,173)

FFO attributable to common stockholders	$222,486	$200,574	$435,330	$294,113

Average shares outstanding - diluted	130,248,321	129,595,399	129,938,232	124,879,663

Earnings (loss) per share - diluted	$1.21	$0.28	$2.31	$0.89

FFO per common share - diluted	$1.71	$1.55	$3.35	$2.36

(1) Includes the impact of the non-controlling interest portion of the gain on sale of community owned by Fund I that was consolidated for financial reporting purposes.

Attachment 16

Core FFO is the Company's FFO as adjusted for the non-routine items outlined in the following table (dollars in thousands):

	Q2	Q2	YTD	YTD
	2014	2013	2014	2013 (2)
FFO, actual	$222,486	$200,574	$435,330	$294,113

Non-Routine Items
Archstone and other acquisition costs	17	3,573	30	43,387
Joint venture (gains) losses and costs	(3,951)	5,095	(6,057)	35,101
Interest rate protection agreement unrealized gain	—	(1,069)	—	(2,484)
Write-off of Development Rights and retail assets (1)	2,564	—	2,564	—
Compensation plan redesign and severance related costs	300	1,475	300	2,950
Business interruption insurance proceeds	(587)	—	(587)	—
Early extinguishment of debt	412	—	412	—
Gain on sale of land	—	(240)	—	(240)

Core FFO	$221,241	$209,408	$431,992	$372,827

Average shares outstanding - diluted	130,248,321	129,595,399	129,938,232	124,879,663

(1) Represents write-offs expensed by the Company during the quarter and year to date periods for Development Rights and a retail tenant individually in excess of $1,000.

(2) The Company issued unsecured notes and common stock for purposes of funding the Archstone acquisition in advance of closing the purchase.  This capital markets activity resulted in interest expense of $834 associated with the unsecured notes, and incremental weighted average shares of the Company’s common stock outstanding of 5,527,624 during the six months ended June 30, 2013. The Company has not included the impact of this capital markets activity as a non-routine adjustment for Core FFO.

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance.  The Company also anticipates recognizing certain non-routine items in the third quarter and full year 2014. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the third quarter and full year of 2014 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Core FFO per share is as follows:

Attachment 16

	Low Range	High Range

Projected EPS (diluted) - Q3 2014	$1.85	$1.93
Projected depreciation (real estate related)	0.84	0.90
Projected gain on sale of operating communities	(0.58)	(0.64)
Projected FFO per share (diluted) - Q3 2014	2.11	2.19

Gain on Promoted Interest from sale of CVP I, LLC	(0.43)	(0.45)
Other	0.01	0.01
Projected Core FFO per share (diluted) - Q3 2014	$1.69	$1.75

Projected EPS (diluted) - Full Year 2014	$5.60	$5.76
Projected depreciation (real estate related)	3.37	3.51
Projected gain on sale of operating communities	(1.79)	(1.93)
Projected FFO per share (diluted) - Full Year 2014	7.18	7.34

Gain on Promoted Interest from sale of CVP I, LLC	(0.43)	(0.45)
Other	(0.02)	(0.02)
Projected Core FFO per share (diluted) - Full Year 2014	$6.73	$6.87

 NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets, gain on sale of discontinued operations, income from discontinued operations and NOI from real estate assets held for sale or that have been sold. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Attachment 16

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q2	Q2	Q1	Q4	YTD	YTD
	2014 (1)	2013 (1)	2014 (1)	2013 (1)	2014 (2)	2013 (2)
Net income	$172,197	$36,097	$141,599	$252,089	$313,796	$111,570
Indirect operating expenses, net of corporate income	12,343	10,852	10,818	10,881	23,161	19,894
Investments and investment management expense	1,137	1,096	979	836	2,116	2,110
Expensed acquisition, development and other pursuit costs	2,017	3,806	715	(991)	2,732	43,865
Interest expense, net	43,722	43,169	42,533	44,630	86,255	81,342
Loss on extinguishment of debt, net	412	—	—	14,921	412	—
General and administrative expense	10,220	11,345	9,236	8,312	19,456	21,384
Joint venture (income) loss	(7,710)	940	(5,223)	(5,090)	(12,933)	19,503
Depreciation expense	110,395	189,977	106,367	104,807	216,762	295,536
Gain on sale of real estate assets	(60,945)	(240)	—	—	(60,945)	(240)
Gain on sale of discontinued operations	—	(33,682)	(37,869)	(160,058)	(37,869)	(118,173)
Income from discontinued operations	—	(2,081)	(310)	(3,824)	(310)	(7,827)
NOI from real estate assets sold or held for sale, not classified as discontinued operations	(2,030)	(2,308)	(2,284)	(2,277)	(4,314)	(4,178)
NOI	$281,758	$258,971	$266,561	$264,236	$548,319	$464,786

Established:
New England	$30,759	$31,049	$29,416	$30,931	$58,590	$59,328
Metro NY/NJ	66,054	65,464	63,989	65,466	109,353	107,586
Mid-Atlantic	32,531	34,867	32,800	33,515	34,784	36,190
Pacific NW	11,554	10,914	11,200	10,671	18,591	17,741
No. California	47,498	41,788	45,000	42,654	65,364	59,622
So. California	41,607	39,607	39,659	38,969	47,198	45,183
Total Established	230,003	223,689	222,064	222,206	333,880	325,650
Other Stabilized - AvalonBay	32,589	21,024	30,435	29,062	49,130	31,251
Other Stabilized - Archstone	N/A	N/A	N/A	N/A	121,029	81,175
Development/Redevelopment	19,166	14,258	14,062	12,968	44,280	26,710
NOI	$281,758	$258,971	$266,561	$264,236	$548,319	$464,786

(1) Results based upon reportable operating segments as determined as of April 1, 2014.
(2) Results based upon reportable operating segments as determined as of January 1, 2014.

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2013 through December 31, 2013 or classified as held for sale at December 31, 2013) or assets sold or classified as held for sale (i.e., assets sold or classified as held for sale at June 30, 2014 that are not otherwise classified as discontinued operations).  A reconciliation of NOI from communities sold, classified as discontinued operations or classified as held for sale, to Net Income for these communities is as follows (dollars in thousands):

Attachment 16

	Q2	Q2	YTD	YTD
	2014	2013	2014	2013

Income from discontinued operations	$—	$2,081	$310	$7,827
Depreciation expense	—	6,349	—	10,619

NOI from discontinued operations	$—	$8,430	$310	$18,446

Revenue from real estate assets sold or held for sale, not classified as discontinued operations	$3,400	$3,574	$7,012	$6,813
Operating expenses real estate assets sold or held for sale, not classified as discontinued operations	(1,370)	(1,266)	(2,698)	(2,635)

NOI from real estate assets sold or held for sale, not classified as discontinued operations	$2,030	$2,308	$4,314	$4,178

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses.  For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations, as defined below, following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs.  Projected gross potential for Development Communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

Attachment 16

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2014 (1)	2013 (1)	2014 (2)	2013 (2)

Rental revenue (GAAP basis)	$329,829	$319,952	$479,643	$462,657
Concessions amortized	1,146	1,067	730	864
Concessions granted	(888)	(983)	(830)	(168)

Rental Revenue with Concessions
on a Cash Basis	$330,087	$320,036	$479,543	$463,353

% change -- GAAP revenue		3.1%		3.7%

% change -- cash revenue		3.1%		3.5%

(1) Results based upon reportable operating segments as determined as of April 1, 2014.
(2) Results based upon reportable operating segments as determined as of January 1, 2014.

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended June 30, 2014 as well as prior years’ activities is presented elsewhere on Attachment 14.

Net Debt-to-EBITDA is calculated by the Company as total debt that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized second quarter 2014 EBITDA, excluding joint venture income or loss.

Attachment 16

Total debt principal (1)	$6,157,509
Cash and cash in escrow	(519,126)
Net debt	$5,638,383

Net income attributable to common stockholders	$158,086
Interest expense, net	43,722
Depreciation expense	110,395
EBITDA before impact of planned and actual disposition activity	$312,203

NOI from discontinued operations and real estate assets sold or held for sale, not classified as discontinued operations	2,030
Gain on sale of communities	46,813
EBITDA	$263,360

Joint venture income	(7,710)
EBITDA, as adjusted	$255,650

EBITDA, as adjusted, annualized	$1,022,600

Net Debt-to-EBITDA	5.5 times

(1) Balance at June 30, 2014 excludes $4,889 of debt discount as reflected in unsecured notes, net, and $102,254 of debt premium as reflected in notes payable, on the Condensed Consolidated Balance Sheets. The debt premium is primarily related to above market interest rates on debt assumed in connection with the Archstone acquisition.

Interest Coverage is calculated by the Company as EBITDA, excluding joint venture income or loss, divided by the sum of interest expense, net, and preferred dividends.  Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.  EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA, as adjusted, and a calculation of Interest Coverage for the second quarter of 2014 are as follows (dollars in thousands):

Net income attributable to common stockholders	$158,086
Interest expense, net	43,722
Depreciation expense	110,395
EBITDA before impact of planned and actual disposition activity	$312,203

NOI from discontinued operations and real estate assets sold or held for sale, not classified as discontinued operations	2,030
Gain on sale of communities	46,813
EBITDA	$263,360

Joint venture income	(7,710)
EBITDA, as adjusted	$255,650

Interest expense, net	$43,722

Interest Coverage	5.9 times

Attachment 16

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP.  For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items.  For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%.  The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.  The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the six months ended June 30, 2014 is as follows (dollars in thousands):

Attachment 16

Year To Date
NOI
NOI for Established Communities	$333,880
NOI for Other Stabilized Communities - AvalonBay	49,130
NOI for Other Stabilized Communities - Archstone	121,029
NOI for Development/Redevelopment Communities	44,280
NOI for discontinued operations	310
NOI from real estate assets sold or held for sale, not classified as discontinued operations	4,314
Total NOI generated by real estate assets	552,943
NOI on encumbered assets	170,622
NOI on unencumbered assets	$382,321

Unencumbered NOI	69%

(1) Results based upon reportable operating segments as determined as of January 1, 2014.

Debt-to-Total Market Capitalization is a measure of leverage that is calculated by expressing, as a percentage, debt divided by Total Market Capitalization, which is defined as the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock) and the outstanding principal balance of debt.  Management believes that this measure of leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common stock trades. Because this measure of leverage changes with fluctuations in the Company’s stock price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net realizable value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s Total Market Capitalization.

Projected Stabilized Yield (also expressed as “weighted average initial stabilized yield” or words of similar meaning) means Projected NOI as a percentage of Total Capital Cost.

Initial Cost of Capital means (i) with respect to debt proceeds, the fixed rate of interest on the debt or, for floating rate debt, the initial interest rate at debt incurrence, (ii) with respect to the net proceeds from the sale of a community, the Initial Year Market Cap Rate reflected by the sales price, and (iii) with respect to the proceeds from the sale of common stock, 12 months forward projected per share FFO at the time of issuance, after adjustment for non-routine items, expressed as a percentage of the net proceeds per share of common stock sold.

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period.  Therefore, for year to date 2014 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2013 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.  Established Communities as of January 1, 2014 do not include communities acquired as part of the Archstone acquisition.

Established Communities Effective April 1, 2014 includes communities that were owned and had Stabilized Operations as of April 1, 2013, and therefore includes communities acquired as part of the Archstone acquisition that had Stabilized Operations as of April 1, 2013, as well as certain other communities which the Company developed, redeveloped or acquired that had Stabilized Operations as of April 1, 2013.

Attachment 16

Other Stabilized Communities (includes Other Stabilized Communities - AvalonBay and Other Stabilized Communities - Archstone) as of January 1, 2014 are completed consolidated communities that the Company owns, which did not have stabilized operations as of January 1, 2013, but have stabilized occupancy as of January 1, 2014. Other Stabilized Communities as of January 1, 2014 do not include communities that are planning to conduct substantial redevelopment activities or that are under contract to be sold. Beginning in the quarter ended March 31, 2013, Other Stabilized Communities includes the stabilized operating communities acquired as part of the Archstone acquisition. Beginning in the quarter ended June 30, 2014, most of the stabilized operating communities acquired as part of the Archstone acquisition were included in the Established Communities Effective April 1, 2014 portfolio.

Development Communities are communities that are under construction during the current year. These communities may be partially or fully complete and operating.

Redevelopment Communities are communities where the Company owns a majority interest and where substantial redevelopment is in progress or is planned to begin during the current year.  Redevelopment is generally considered substantial when capital invested during the reconstruction effort is expected to exceed either $5,000,000 or 10% of the community’s pre-redevelopment basis and is expected to have a material impact on the community’s operations, including occupancy levels and future rental rates.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents.  By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data.  Trends in market rents for a region as reported by others could vary.  Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Average Rent per Home as calculated for certain Development and Redevelopment Communities in lease-up,  reflects management’s projected stabilized rents net of estimated stabilized concessions and including estimated stabilized other rental revenue and excluding projected commercial revenue.  Projected stabilized rents are based on one or more of the following:  (i) actual average leased rents on apartments leased through quarter end; (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations, and Market Rents on unleased homes.

Average Post-Renovated Rent per Home for Redevelopment Communities reflects management’s projected stabilized rents net of stabilized concessions and including stabilized other rental revenue once all homes have been renovated and subsequently re-leased.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land or where the Company controls the land through a ground lease or owns land to develop a new community.  The Company capitalizes related pre-development costs incurred in pursuit of new developments for which future development is probable.

Attachment 16

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Third Amended and Restated Revolving Loan Agreement dated as of September 29, 2011, as amended by Amendment No. 1 dated as of December 20, 2012, and the Company’s Term Loan Agreement dated March 31, 2014, which have been filed as exhibits to the Company’s periodic reports with the SEC. The ratios for the Unsecured Senior Notes Covenants show the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000 and Fourth Supplemental Indenture dated as of September 18, 2006, which have been filed as exhibits to the Company’s periodic reports with the SEC.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the Indenture governing its unsecured debt securities and in the Company’s Credit Facility and Term Loan, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and may differ materially from similar terms (a) used elsewhere in this Earnings Release and the Attachments and (b) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s Annual Report on Form 10-K and the Company’s other reports filed with the SEC.